EXHIBIT 99.1

Chubb to Acquire Executive Risk for Stock Valued at $71.71 Per Share

PR News Wire -- February 8, 1999

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WARREN, N.J., Feb. 8 /PRNewswire/ -- The Chubb Corporation (NYSE: CB) and
Executive Risk Inc. (NYSE: ER) jointly announced today that they have entered into a definitive merger agreement under which Chubb will acquire Executive Risk.

The agreement, which has been approved by the boards of directors of both companies, provides that Executive Risk shareholders will receive 1.235 shares of Chubb common stock for each outstanding common share of Executive Risk. Based on the closing prices of both companies' shares on Friday, February 5, 1999, Executive Risk shareholders would receive the equivalent of $71.71 per share. This represents a premium of 63% over Friday's closing price, 44% over Executive Risk's average trading price for the last month, and 38% over Executive Risk's three-month average trading price. The total value of the transaction would be approximately $850 million.

"Our partnership with Executive Risk will enable Chubb to solidify leading market positions in numerous, profitable executive protection lines and move to top positions in others," said Dean R. O'Hare, Chairman and CEO of Chubb. "By further strengthening our position in specialty lines that offer attractive opportunities for profitable growth, we achieve one of our key strategic acquisition criteria. Moreover, both companies share a commitment to underwriting profitability and a belief that the best way to make good on this commitment is through further expansion in specialty markets."

"This transaction achieves several goals for Executive Risk," said Stephen J. Sills, Executive Risk's President and CEO. "It delivers substantial immediate value to our shareholders. It further strengthens our directors and officers and our errors and omissions businesses by combining them with those of Chubb, long a leader in these markets. We believe our shareholders can benefit further from the merged company's continued growth, and our employees will have new opportunities for reward and career growth in the combined organization. Chubb is the right strategic merger partner for us, and we are delighted to be joining forces with them."

Chubb said that following completion of the merger, it plans to establish a new operation, Chubb-Executive Risk, based in Simsbury, Connecticut, which will manage the combined company's book of executive protection business. This business had combined gross premiums of approximately $1.7 billion in 1998. This new entity will be managed by Mr. Sills, chairman and CEO, and Gary J. Tully, president and COO. Mr. Tully is currently the head of Chubb's executive protection practice.

"Combining Chubb's top-rated balance sheet and 115-office global network with Executive Risk's fast, innovative product development capability will enable us to better leverage both of our strengths in the marketplace," said Chubb's Mr. O'Hare. "In addition, our relationships with 5000 retail independent agents and brokers worldwide and Executive Risk's relationships with more than 2200 wholesale agents, specialty brokers and program administrators offer both companies access to whole new distribution channels."

"While the combination will result in expense savings, the driving force here is the opportunity to accelerate premium growth in attractive specialty markets," said Mr. Sills of Executive Risk. "These are markets where we expect to achieve the kind of attractive underwriting profit margins that both companies have consistently achieved."

Chubb expects the transaction to result in modest earnings dilution in 1999 of less than 2%. In the year 2000, Chubb expects the transaction to be slightly accretive. Mr. O'Hare said, "The combination of cost savings and the opportunities for significantly enhanced premium growth will minimize the dilutive impact. Moreover, the financial strength of Chubb will allow the company to cede a smaller portion of Executive Risk's business in the future."

The merger agreement contains customary termination provisions including an option for Chubb to acquire 19.9% of Executive Risk's shares. The directors of Executive Risk have all agreed to vote their shares in favor of the merger.

Completion of the acquisition is subject to approval by Executive Risk shareholders and various regulatory authorities. Closing is expected in the second quarter of 1999.

Chubb was advised by Goldman, Sachs & Co. and Davis Polk & Wardwell. Donaldson, Lufkin & Jenrette Securities Corporation and Dewey Ballantine LLP advised Executive Risk.

Chubb is a leading global specialty insurer. It is known for its strength in executive protection and financial institution coverages, particularly D&O, E&O, fiduciary and fidelity. Chubb is also active in other commercial lines and has a large and profitable personal lines business. Based in Warren, New Jersey, Chubb has approximately 9,500 employees worldwide. Its 1998 gross written premiums were $6 billion.

Executive Risk is a fast-growing specialty insurance company focused on the directors and officers, professional liability, errors and omissions and ancillary markets. The company offers a wide range of innovative D&O and E&O coverages. Gross written premiums in 1998 were in excess of $500 million, an increase of 20% over the prior year. Based in Simsbury, Connecticut, Executive Risk has almost 600 employees.

Forward Looking Information

Certain statements in this communication may be considered to be "forward looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995 such as statements that include words or phrases "will result", "are expected to", "will continue", "is anticipated", "estimate", or similar expressions. Such statements are subject to certain risks and uncertainties. The factors which could cause actual results to differ materially from those suggested by any such statements include but are not limited to those discussed or identified from time to time in the Corporations' public filings with the Securities & Exchange Commission and specifically to: risks or uncertainties associated with the Corporations' expectations with respect to completion of the Executive Risk merger or with respect to market positions, premiums, earnings per share and profitability
resulting from the Executive Risk transaction; and, more           generally,
to: general economic conditions including changes in interest rates and the performance of the financial markets, changes in domestic and foreign laws, regulations and taxes, changes in competition and pricing environments, regional or general changes in asset valuations, the occurrence of significant natural disasters, the development of major Year 2000 liabilities, the inability to reinsure certain risks economically, the adequacy of loss reserves, as well as general market conditions, competition, pricing and restructurings.

/CONTACT: Gail Devlin, 908-903-3245, or Glenn Montgomery, 908-903-2365, both of Chubb; or Bob Deutsch, 860-408-2500, or Tim Curry, 860-408-2484, both of Executive Risk/